		Exhibit 21.01

SUBSIDIARIES OF OCEANEERING INTERNATIONAL, INC.

Subsidiaries	Percentage of Ownership by Oceaneering International, Inc.	Jurisdiction of Organization
Oceaneering Angola, S.A.	45%	Angola
Oceaneering Australia Pty. Limited	100%	Australia
Marine Production Systems Do Brasil Ltda.	100%	Brazil
Grayloc Products Canada Ltd.	100%	Canada
Marine Production Systems, Ltd.	100%	Delaware
Oceaneering Canada Limited	100%	Delaware
Oceaneering International Holdings LLC	100%	Delaware
Oceaneering Mobile Workforce LLC	100%	Delaware
Solus Ocean Systems, Inc.	100%	Delaware
Oceaneering Equatorial Guinea S.A.R.L.	65%	Equatorial Guinea
Oceaneering AGV Systems GmbH	100%	Germany
Oceaneering Ghana Limited	80%	Ghana
C & C Technologies, Inc.	100%	Louisiana
Oceaneering Holdings Sarl	100%	Luxembourg
Oceaneering International Holdings Sarl	100%	Luxembourg
Oceaneering Luxembourg Sarl	100%	Luxembourg
Oceaneering Services (Malaysia) Sdn Bhd	100%	Malaysia
Oceaneering Solus (Malaysia) Sdn. Bhd.	49%	Malaysia
Oceaneering Ebene Limited	100%	Mauritius
Oceaneering International, S.A. de C.V.	100%	Mexico
Oceaneering AGV Systems B.V.	100%	Netherlands
Oceaneering AS	100%	Norway
Oceaneering Asset Integrity AS	100%	Norway
Oceaneering Rotator AS	100%	Norway
Oceaneering Services PNG Ltd.	100%	Papua New Guinea
Oceaneering Holdings Sarl Saudi Arabia Limited	100%	Saudi Arabia
Oceaneering Senegal SARL	100%	Senegal
Oceaneering International GmbH	100%	Switzerland
Oceaneering Underwater GmbH	100%	Switzerland
Grayloc Products, L.L.C.	100%	Texas
C & C Technologies (Thailand) Co., Ltd.	100%	Thailand
Oceaneering International Dubai LLC	49%	United Arab Emirates
Oceaneering Mobile Workforce Limited	100%	United Arab Emirates
Oceaneering OIS Company - WLL	49%	United Arab Emirates
Grayloc Products Ltd.	100%	United Kingdom
Oceaneering International Services Limited	100%	United Kingdom
Oceaneering Services Overseas Limited	100%	United Kingdom
Marine International Ltd.	100%	Vanuatu
Oceaneering Marine Technologies Ltd.	100%	Vanuatu